Exhibit 77(Q)(1)(a)(x)

                    FIRST AMENDMENT TO SUB-ADVISORY AGREEMENT

                                ING EQUITY TRUST

                           ING VARIABLE PRODUCTS TRUST

      This First Amendment, effective as of September 1, 2003, amends the Sub-Advisory Agreement (the "Agreement") dated the 2nd day of June, 2003 between ING Investments, LLC, an Arizona limited liability company (the "Manager") and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the "Sub-Adviser") with regards to ING LargeCap Growth Fund, a Series of ING Equity Trust and ING VP LargeCap Growth Fund, a Series of ING Variable Products Trust.

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 1, 2003.

      NOW, THEREFORE, the parties agree as follows:

      1. The following Section 11 is hereby inserted between existing Section 10 and Section 11:

            11. Non-Exclusivity. The services of the Sub-Adviser to the Series and the Trusts are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Trusts concerning transactions in securities or other assets for any investment portfolio of the Trusts, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

      2. Each Section number and applicable references to each Section following the inserted Section 11 above, will increase numerically by one (i.e., Section 13 will be Section 14, etc.).

      3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      4. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.


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      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                           ING INVESTMENTS, LLC

                                           By: /s/ Michael J. Roland
                                               ---------------------------------
                                               Michael J. Roland
                                               Executive Vice President


                                           WELLINGTON MANAGEMENT COMPANY, LLP

                                           By: /s/ Duncan M. McFarland
                                               ---------------------------------
                                               Name:  Duncan M. McFarland
                                                      --------------------------
                                               Title: Chairman and CEO
                                                      --------------------------


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